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                                                                    EXHIBIT 5.1

July 10, 1998



Ryerson Tull, Inc.
30 West Monroe Street
Chicago, Illinois 60603

Re:     Common Stock $1.00 Par Value

Dear Ladies and Gentlemen:

        I am the Vice-President and General Counsel of Inland Steel Industries, Inc., a Delaware corporation, and as such have acted as counsel to its majority-owned subsidiary Ryerson Tull, Inc., a Delaware corporation (the "Company"), in connection with the proposed issuance of shares of the Company's Class A common stock, $1.00 par value including preferred share purchase rights (the "Common Stock"), pursuant to the exercise of transferable options issued by the Company to participants in the Ryerson Tull 1996 Incentive Stock Plan (the "Plan") and transferred by those participants.

        As such Counsel, I have examined such corporate and other records, instruments, certificates and documents as I considered necessary to enable me to express this opinion.

        Based on the foregoing, it is my opinion that the Common Stock to be issued is duly authorized for issuance and, upon issuance pursuant to the exercise of options granted under the Plan by the transferees thereof, will be legally issued, fully paid and non-assessable.

        I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption "Validity of Shares" in the Registration Statement.

        I am admitted to practice law in the State of Illinois and I express no opinions as to matters under or involving any laws other than the laws of the State of Illinois, the federal laws of the United States of America, and the General Corporation Law of the State of Delaware.

                                           Very truly yours,



                                           /s/ George A.  Ranney, Jr.
                                           --------------------------
                                           George A.  Ranney, Jr.
                                           Vice President and General Counsel